February 26, 2009

TO:	All Stockholders (Individually Addressed)
SUBJECT:	Report for the Month

FHLBNY Declares Supplemental Fourth Quarter of 2008 Dividend of 1.91%
Total Fourth Quarter 2008 Dividend 3.00%

The Board of Directors of the Federal Home Loan Bank of New York (“Bank”) has declared a supplemental fourth quarter dividend at the rate of 1.91% (annualized). The dollar amount of the supplemental fourth quarter dividend will be approximately $27.5 million. The dividend will be distributed to member financial institutions on February 27, 2009. The initial fourth quarter divided of $15.7 million or 1.09% (annualized) was distributed on January 30, 2009. The combined dividend rate for the 2008 fourth quarter was 3.00% (annualized). The total dollar amount of the fourth quarter dividend is approximately $43.2 million. The fourth quarter dividend reflects the continuation of the substantial drop in interest rates that we have seen during the year.

After the Board completed action on the dividend for 2008, the Compensation and Human Resources Committee of the Board of Directors approved the incentive compensation plan distribution for 2008. Compensation for most employees of the Home Loan Bank has a significant “at risk” incentive component tied directly to the Bank’s financial performance. Under the 2008 incentive plan, $3.3 million of the Bank’s income was distributed to the Bank’s employees; this compares with $255 million of the Bank’s income which was distributed as dividends to our shareholders.

In 2008, the Bank navigated through unprecedented market events, turmoil in the capital markets and deep troubles in the housing industry.  The Bank successfully met record demand for member advances and navigated increasingly difficult funding markets for the Home Loan Banks.  In addition, the Bank continued to focus on and make good progress in executing day-to-day business and in implementing other important business plan projects. Despite the challenges that the Bank faced, we continued to fulfill our mission to help community lenders meet their liquidity needs and advance housing and community growth.

Results for the Fourth Quarter and Full Year

The unaudited net income for the Bank for the quarter ended December 31, 2008, increased to $45.1 million as compared to $39.8 million for the third quarter of 2008. The unaudited net income for the year ended December 31, 2008, was $259.1 million, compared to $323.1 million for the year ended December 31, 2007. The solid earnings for 2008 were primarily due to growth in assets combined with lower funding costs and wider spreads on our invested assets. Retained earnings at December 31, 2008, were $382.9 million, compared to $418.3 million at December 31, 2007. Accumulated other comprehensive income (loss) increased by $65.5 million for a balance of ($101.2) million at December 31, 2008. This increase was due to the change in fair values attributable to our available-for-sale securities. As of December 31, 2008, the Bank met all regulatory capital requirements, including our risk-based capital requirement.

Total assets were $137.5 billion at December 31, 2008, an increase of $27.9 billion or 25.4%, compared to $109.7 billion at December 31, 2007. The Bank increased its advances outstanding, at par, to its borrowers by $22.8 billion or 28.3% during 2008, for a balance of $103.4 billion at December 31, 2008. These increases were primarily the result of recent market conditions as the Bank responded to its members’ increased need for liquidity.

Other principal assets include mortgage-backed securities ("MBS"), the Mortgage Partnership Program® ("MPF®"), and short-term investments. The Bank held $1.7 billion in private-label MBS at December 31, 2008, with gross unrealized losses of $342 million. The unrealized losses on our investments in private-label MBS were caused by continued general market deterioration for private-label MBS. This deterioration resulted from decreased credit performance of mortgage loans and declining housing prices, compounded by the effect of forced portfolio liquidations by certain large investors. Agency MBS outstanding were $10.5 billion; MPF outstanding balance was $1.5 billion; and short-term investments totaled $12.2 billion at December 31, 2008.

Other-Than-Temporary Impairment (“OTTI”)

As indicated in my January letter, the Home Loan Bank of New York recorded no OTTI related charges in the 2008. And for the first quarter of 2009, we anticipate no material OTTI charges on our private-label mortgage-backed securities (“MBS”). As previously reported, the reason OTTI charges, if any, are expected to be immaterial is a function of the strong credit quality and seasoning of our private-label MBS portfolio. Our last purchase of private-label MBS occurred in October of 2006, and our last purchase of private-label MBS containing Alt-A mortgages occurred in April of 2000. About two-thirds of our remaining private-label MBS were rated AAA by the major rating agencies at the end of 2008, and all of these securities are rated investment grade. The issue of “other than temporarily impaired” as it relates to Federal Home Loan Bank stock is being discussed in some quarters. For instance, the American Bankers Association has received calls from their members on the matter. In response, the ABA has just issued an analysis that may be of interest. The paper can be found in the ABA website. The link is: http://www.aba.com/aba/documents/News/FHLBStock22309.pdf.

FHLBNY Performance Remains Solid

We believe our financial condition remained strong in 2008 despite the headwinds from extraordinary events affecting the entire economy, including the credit, banking, and mortgage markets. Key points include:

• FHLBNY will continue redeeming excess capital stock each day;
• FHLBNY continues to meet all capital requirements;
• FHLBNY advances remain solid at $105.3 billion (as of January 31, 2009); and,
• FHLBNY has the ability and intent to continue paying dividends.

Please note that in the future — primarily due to the time required in the preparation and review of our financials in conformance with accounting rules related to fair values — the Bank plans to make dividend declarations at least six weeks (or longer) after the close of the calendar quarter.

All amounts referenced as of and for the quarter and year ended December 31, 2008, are unaudited. Audited financials will be provided on Form 10-K, which the Bank intends to file with the Securities and Exchange Commission in March.

We value our relationship with you and remain focused on providing liquidity to help you meet your business needs and preserving your capital.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.